Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Netsmart Technologies, Inc. on Form S-8 of our report dated February 10, 2006, with respect to our audits of the consolidated financial statements of Netsmart Technologies, Inc. and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 appearing in the Annual Report on Form 10-K of Netsmart Technologies, Inc. for the year ended December 31, 2005. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
April 4, 2006